Exhibit 99.1

Texas Pacific Land Trust Committee Recommends
Conversion to a C-Corp Structure

DALLAS (Jan. 22, 2020) – The Conversion Exploration Committee (the “Committee”) of Texas Pacific Land Trust (NYSE: TPL) (the “Trust” or “TPL”) today announced that, following a deliberation process initiated in June 2019, the Committee has recommended to the Trustees of TPL that TPL convert from a trust into a Delaware c-corporation. The Committee analyzed reasons for and alternatives to conversion with support from a team of advisors to TPL, including financial advisor Credit Suisse and outside legal counsel. The Committee’s deliberations focused particularly on tax, corporate, corporate governance, accounting and business implications of the proposed conversion.

The decision of whether to convert TPL into a c-corporation is subject to determination of the current Trustees. The Committee recommended that, if the Trustees elect to authorize the conversion, the conversion should follow a process intended to ensure a smooth transition that would be tax-free to shareholders. As proposed, TPL would transfer all its assets, including cash, land, Texas Pacific Water Resources, and other assets, to a wholly-owned limited liability company subsidiary of TPL (“TPL Holdco”). TPL would then contribute all of the equity in TPL Holdco, holding all of TPL’s assets, to a newly-created corporation (“TPL Corporation”). Current shareholders of the Trust would receive an amount of shares in TPL Corporation proportional to their ownership of shares in the Trust. When this process as recommended is completed, shares of the Trust would be cancelled. Shareholders of the Trust would not need to take any action to receive the new shares in TPL Corporation.

The process recommended by the Committee would require filings with the SEC and NYSE approval to complete this conversion as proposed.

The Committee has extended its term through February 29, 2020, to continue to consult with respect to corporate governance matters. The Committee is chaired by John R. Norris III and David E. Barry, the Trustees of TPL. Its additional members are (in alphabetical order): General Donald G. Cook, USAF (Retired); Craig Hodges, Chief Executive Officer of Hodges Capital; Dana McGinnis, Founder and Chief Investment Officer of Mission Advisors; Eric L. Oliver, Founder and President of SoftVest Advisors; and Murray Stahl, Chairman of Horizon Kinetics.

About Texas Pacific Land Trust

Texas Pacific Land Trust is one of the largest landowners in the State of Texas with approximately 900,000 acres of land in West Texas. The Trust was organized under a Declaration of Trust to receive and hold title to extensive tracts of land in the State of Texas, previously the property of the Texas and Pacific Railway Company, and to issue transferable Certificates of Proprietary Interest pro rata to the holders of certain debt securities of the Texas and Pacific Railway Company. Texas Pacific Land Trust’s trustees are empowered under the Declaration of Trust to manage the lands with all the powers of an absolute owner.

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on TPL’s beliefs, as well as assumptions made by, and information currently available to, TPL, and therefore involve risks and uncertainties that are difficult to predict. Generally, future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” and the words “believe,” “anticipate,” “continue,” “intend,” “expect” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the proposed conversion of TPL into a corporation (the “Proposed Conversion”) and other references to strategies, plans, objectives, expectations, intentions, assumptions, future operations and prospects and other statements that are not historical facts. You should not place undue reliance on forward-looking statements. Although TPL believes that plans, intentions and expectations, including those regarding the Proposed Conversion, reflected in or suggested by any forward-looking statements made herein are reasonable, TPL may be unable to achieve such plans, intentions or expectations and actual results, performance or achievements may vary materially and adversely from those envisaged in this news release due a number of factors including, but not limited to: a determination of the Trustees not to approve the Proposed Conversion; the occurrence of any event, change or other circumstances that could give rise to the abandonment of the Proposed Conversion; changes in the expected timing and likelihood of completion of the Proposed Conversion; uncertainties as to the timing of the Proposed Conversion; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Proposed Conversion; unexpected costs, charges or expenses resulting from the Proposed Conversion; risks related to disruption of management time from ongoing business operations due to the Proposed Conversion; the initiation or outcome of potential litigation; and any changes in general economic and/or industry specific conditions. Except as required by law, TPL undertakes no obligation to publicly update or revise any such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or referred to herein, see TPL’s annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC.

Contacts

Abernathy MacGregor
Sydney Isaacs / Jeremy Jacobs
(713) 343-0427 / (212) 371-5999
sri@abmac.com / jrj@abmac.com